EXHIBIT 3.1

REORGANIZATION AGREEMENT

        THIS REORGANIZATION AGREEMENT, dated as of December 10, 2003, is entered into by and among Enterprise Products Partners L.P., a Delaware limited partnership (the “MLP”), Enterprise Products Operating L.P., a Delaware limited partnership (the “OLP”), Enterprise Products GP, LLC, a Delaware limited liability company (“GP LLC”) and Enterprise Products OLPGP, Inc., a Delaware corporation (“GP Inc.”).

RECITALS

        WHEREAS, GP LLC owns a 1% general partner interest in the MLP and a 1.0101% general partner interest in the OLP;

        WHEREAS, the parties to this Agreement have determined that it would be in their best interests to reorganize the equity ownership structure of the OLP such that the OLP becomes a 100%-owned subsidiary of the MLP;

        WHEREAS, to accomplish the objectives and purposes in the preceding recital, prior to the date hereof, the MLP has formed GP Inc. and contributed $1,000 in exchange for all of the capital stock in GP Inc.;

        NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the parties to this Agreement undertake and agree as follows:

ARTICLE I

Definitions

        1.1      Definitions. In addition to the capitalized terms defined in the opening paragraph of this Agreement, the following capitalized terms shall have the meanings given below.

                  “Agreement” means this Reorganization Agreement.

                  “Delaware Act” means the Delaware Revised Uniform Limited Partnership Act.

                  “MLP Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P. dated as of May 15, 2002, as amended.

                  “OLP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Enterprise Products Operating L.P. dated as of July 31, 1998.

                  “Revised OLP General Partner Interest” has the meaning set forth in Section 2.1.

                  “Revised OLP Limited Partner Interest” has the meaning set forth in Section 2.2.

ARTICLE II

Contributions and Assignments

        2.1     Contribution by the MLP to GP Inc. The MLP hereby grants, contributes, transfers and conveys to GP Inc., its successors and assigns, all right, title and interest in and to a .001% limited partner interest in the OLP (the “Revised OLP General Partner Interest”) and GP Inc. hereby accepts the Revised OLP General Partner Interest as a contribution to the capital of GP Inc.

        2.2      Recharacterization of Interests. Effective contemporaneously with the contribution of the Revised OLP General Partner Interest pursuant to Section 2.1 hereof, (i) the Revised OLP General Partner Interest shall be recharacterized as a general partner interest and (ii) the 1.0101% general partner interest held by GP LLC in the OLP (the “Revised OLP Limited Partner Interest”) shall be recharacterized as a limited partner interest.

        2.3      Contribution by GP LLC to the MLP. Effective contemporaneously with the contribution of the Revised OLP General Partner Interest pursuant to Section 2.1 hereof and the recharacterization of interests pursuant to Section 2.2 hereof, GP LLC hereby grants, contributes, transfers, assigns and conveys to the MLP, its successors and assigns, all right, title and interest of GP LLC in and to the Revised OLP Limited Partner Interest, and the MLP hereby accepts the Revised OLP Limited Partner Interest, as a contribution to the capital of the MLP in exchange for the increase in the general partner interest of GP LLC in the MLP as set forth in Section 5.2 hereof.

ARTICLE III

Succession of General Partner of the OLP

        3.1      Withdrawal of GP LLC as General Partner of OLP. Effective contemporaneously with the contribution of the Revised OLP General Partner Interest pursuant to Section 2.1 hereof, the recharacterization of interests pursuant to Section 2.2 hereof and pursuant to Section 11.1 of the OLP Partnership Agreement, GP LLC hereby ceases to be and withdraws as general partner of the OLP. The parties hereto acknowledge that prior to the date hereof the MLP, as the limited partner of the OLP, approved such withdrawal of GP LLC as general partner of the OLP and the succession of GP Inc. as sole general partner of the OLP. The OLP acknowledges receipt of the opinion of counsel required in Section 11.1(b) of the OLP Partnership Agreement.

        3.2      GP Inc. as Successor General Partner of OLP. Effective contemporaneously with (i) GP Inc.’s acceptance of the contributions to GP Inc. of the Revised OLP General Partner Interest pursuant to Section 2.1 and the recharacterization of such interest pursuant to Section 2.2 and (ii) the cessation and withdrawal of GP LLC as general partner of the OLP, GP Inc. accepts and agrees to duly and timely pay, perform and discharge the rights, duties and obligations of the general partner of the OLP and all of the terms and conditions of the OLP Partnership Agreement in accordance with Section 10.3 of the OLP Partnership Agreement, and GP Inc. agrees to serve as general partner of the OLP and to be bound by the OLP Partnership Agreement (and, to the extent applicable, the MLP Partnership Agreement), as each is amended by this Agreement or as may be further amended by the terms of the respective partnership agreements, and GP Inc. is hereby admitted as the successor general partner of the OLP, such admission to be deemed to be immediately prior to the withdrawal of GP LLC as the general partner of the OLP in accordance with Section 10.3 of the OLP Partnership Agreement.

ARTICLE IV

Assumption of and Indemnification for Certain Liabilities

        4.1      Assumption of Certain Liabilities and Obligations of GP LLC by GP Inc. In connection with the transfer of the Revised OLP General Partner Interest and the succession by GP Inc., as general partner of the OLP, GP Inc. hereby (i) assumes and agrees to duly and timely pay, perform and discharge all liabilities and obligations of the OLP to the full extent (and only to the extent) that GP LLC, as general partner of the OLP, has been or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge such liabilities and obligations, and (ii) agrees to indemnify GP LLC as to all debts and liabilities of the OLP arising after the withdrawal of GP LLC as general partner of the OLP.

ARTICLE V

Amendments to Partnership Agreements

        5.1      Amendments to the OLP Partnership Agreement. To further the purposes of this Agreement, each of GP LLC, as withdrawing general partner of the OLP, GP Inc., as successor general partner of the OLP, and the MLP, as limited partner of the OLP, hereby approve and adopt the following amendments to the OLP Partnership Agreement in accordance with Article XIII thereof:

                    (a)    Article I – Definitions is hereby amended by adding or amending the definitions of the following terms to read in their entirety as follows:

“Audit and Conflicts Committee” means a committee of the board of directors of the MLP General Partner composed entirely of two or more directors who are neither security holders, officers nor employees of the MLP General Partner nor officers, directors or employees of any Affiliate of such entity.

“General Partner” means Enterprise Products OLPGP, Inc. and its successors and permitted assigns as general partner of the Partnership.

“GP Reorganization Agreement” means the Reorganization Agreement, dated as of December 10, 2003 among the Partnership, the MLP, the General Partner and the MLP General Partner.

“MLP Agreement ” means the Third Amended and Restated Agreement of Limited Partnership of the MLP, dated May 15, 2002, as amended, supplemented or restated from time to time.

“MLP General Partner” means Enterprise Products GP, LLC and its successors and permitted assigns in its capacity as general partner of the MLP.

“Percentage Interest” means as of the date of such determination (a) as to the General Partner, 0.001% and (b) as to the MLP, 99.999%.

                    (b)    Section 4.2 is hereby amended to read in its entirety as follows:

“Section 4.2 Transfer of General Partner Interest.

No provision of this Agreement shall be construed to prevent (and the Limited Partners do hereby expressly consent to) (i) the transfer by the General Partner of all or a portion of its Partnership Interest as the General Partner of the Partnership to one or more Affiliates, which transferred Partnership Interest, to the extent not transferred to a successor General Partner, shall constitute a Limited Partner Partnership Interest or (ii) the transfer by the General Partner, in whole and not in part, of its General Partner Partnership Interest upon its merger, consolidation or other combination into any other Person or the transfer by it of all or substantially all of its assets to another Person if, in the case of a transfer described in either clause (i) or (ii) of this sentence, the rights and duties of the General Partner with respect to the General Partner Partnership Interest so transferred, or the rights and duties of a Limited Partner with respect to the Limited Partner Partnership Interest so transferred, are assumed by the transferee and the transferee agrees to be bound by the provisions of this Agreement; provided, however, that in either such case, the transferee is primarily controlled, directly or indirectly, by the MLP General Partner or any Person primarily controlling, directly or indirectly, the MLP General Partner; provided, further that in either such case, such transferee furnishes to the Partnership an Opinion of Counsel that such merger, consolidation, combination, transfer or assumption will not result in a loss of limited liability of the Limited Partners or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. In the case of a transfer pursuant to this Section 4.2 to a Person proposed as a successor general partner of the Partnership, the transferee or successor (as the case may be) shall be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.”

                    (c)     Section 5.2 is hereby amended change the term “1.0101” to “0.001” and to change the term “98.9899” to “99.999.”

                    (d)     The last sentence of Section 7.9(b) is hereby amended to change the term “1%” to “0.001%.”

                    (e)     Section 11.1(a)(iv) is hereby deleted in its entirety and replaced with the word “[Reserved]".

                    (f)     The second sentence of Section 11.1(b) is hereby amended to read in its entirety as follows:

“If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i) hereof, the Limited Partners may, prior to the effective date of such withdrawal, elect a successor General Partner.”

                    (g)     Section 11.2 is hereby amended to read in its entirety as follows:

“Section 11.2 Removal of the General Partner. The General Partner may be removed by the MLP, as Limited Partner. If the General Partner is removed pursuant to this Section 11.2, the MLP, as Limited Partner, may, prior to the effective date of such removal, elect a successor General Partner. The admission of any such successor General Partner to the Partnership shall be subject to the provisions of Section 10.3.”

                    (h)     Section 11.3(a) is hereby amended to delete the parenthetical in the first and second sentences and to add a new third sentence that reads in its entirety as follows:

“Notwithstanding the foregoing, an assignment of all or any portion of a General Partner’s (or Departing General Partner’s) Partnership Interest to the MLP, as Limited Partner, or to any other Person (other than an individual) the ownership interest of which is then transferred to the MLP, can be made in exchange for an increased interest in the MLP and in lieu of a cash purchase.”

                    (i)     Article XV is hereby amended to add the following immediately after Section 15.10.

“Section 15.11 Amendments to Reflect GP Reorganization Agreement. In addition to the amendments to this Agreement contained in the GP Reorganization Agreement and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the GP Reorganization Agreement.”

        5.2      Amendments to MLP Partnership Agreement. To further the purposes of this Agreement and to evidence the increase in the general partner interest of GP LLC in the MLP issued in exchange for the contributions to the MLP made pursuant to Article II hereof, GP LLC, as general partner of the MLP, having determined that the following amendments would not adversely affect the limited partners of the MLP in any material respect, hereby exercises its rights and powers to amend the MLP Partnership Agreement without the approval of any limited partner or assignee pursuant to Section 13.1(d)(i) of the MLP Partnership Agreement, hereby approves and adopts the following amendments to the MLP Partnership Agreement in accordance with Article XIII thereof:

                    (a)     Section 1.1 is hereby amended by adding or amending the definitions of the following terms to read in their entirety as follows:

“GP Reorganization Agreement” means the Reorganization Agreement, dated as of December 10, 2003, among the Partnership, the Operating Partnership, the General Partner and the Operating General Partner.

“Incentive Distributions” means any amount of cash distributed to the General Partner pursuant to Sections 6.4(a)(v), 6.4(a)(vi), 6.4(b)(iii) or 6.4(b)(iv) that exceeds that amount equal to 2% of the aggregate amount of cash then being distributed pursuant to such provisions.

“Operating General Partner” means Enterprise Products OLPGP, Inc., a Delaware corporation and wholly-owned subsidiary of the Partnership, and any successors and permitted assigns as the general partner of the Operating Partnership.

“Percentage Interest” means as of the date of such determination (a) with respect to Sections 6.1(a) and (b), (i) as to the General Partner, 2.0%, and (ii) as to any Unitholder or Assignee holding Common Units or Subordinated Units, the product obtained by multiplying (A) 98% by (B) the quotient obtained by dividing (x) the number of Common Units and Subordinated Units held by such Unitholder or Assignee by (y) the total number of all Outstanding Common Units and Outstanding Subordinated Units, and (b) with respect to Sections other than Section 6.1(a) and (b), (i) as to the General Partner, 2.0%, and (ii) as to any Unitholder or Assignee holding Units, the quotient obtained by multiplying (A) 98% by (B) the quotient obtained by dividing (x) the number of Units held by such Unitholder or Assignee by (y) the total number of all Outstanding Units.

                   (b)     The definition of Subordination Period in Section 1.1 is hereby amended to delete the phrase “and on the general partner interest in the Operating Partnership” in clause (a)(i).

                   (c)     Section 4.6(c)(i) is hereby amended to delete the phrase “and the Operating Partnership Agreement” both places it appears.

                   (d)      Section 5.2(d) is hereby amended to change the term “1/99th” to “2/98ths.”

                   (e)     Sections 5.8(a)(ii) and 5.8(b)(ii) are each hereby amended to delete the phrase “in the Operating Partnership” in the last line of each section.

                   (f)     Sections 6.1(a)(ii), 6.1(b)(i) and 6.1(b)(ii) are each hereby amended to change the term “1%” to “2%” and to change the term “99%”to “98%.”

                   (g)     Sections 6.1(c)(i) B., C., D. and E. are each hereby amended to change the term “1%” to “2%” and to change the term “99%” to “98%.”

                   (h)     Sections 6.1(c)(i) F., 6.4(a)(v) and 6.4(b)(iii) are each hereby amended to change the term “85.8673%” to “85%” and to change the term “14.1327” to “15%.”

                   (i)     Sections 6.1(c)(i) G., 6.4(a)(vi) and 6.4(b)(iv) are each hereby amended to change the term “75.7653%” to “75%” and to change the term “24.2347%” to “25%.”

                   (j)     Sections 6.1(c)(ii) A., B. and C., are each hereby amended to change the term “99%” to “98%” and to change the term “1%” to “2%.”

                   (k)     Sections 6.4(a)(i), (ii), (iii) and (iv), 6.4(b)(i) and (ii), and 6.5 are each hereby amended to change the term “99%” to “98%” and to change the term “1%” to “2%.”

                   (l)     Section 7.1(a)(xiv) is hereby amended to read in its entirety as follows:

“the undertaking of any action in connection with the Partnership’s ownership or operation of any Group Member, including exercising, on behalf and for the benefit of the Partnership, the Partnership’s rights as the sole stockholder of the Operating General Partner.”

                   (m)     Section 7.3(b) is hereby amended to delete the phrase “or the Operating Partnership” in the last line of that section.

                   (n)     Section 7.5(a) is hereby amended to delete the references to the Operating Partnership.

                   (o)     Section 7.8(d) is hereby amended to add the phrase “and the Operating General Partner’s” immediately prior to the word “directors.”

                   (p)     Section 7.9(b) is hereby amended to change the term “1%” to “2%.”

                   (q)     Section 9.4 is hereby amended to delete the phrase “and the Operating Partnership.”

                   (r)     Section 11.1(a)(i) is hereby amended to read in its entirety as follows:

        “The General Partner voluntarily withdraws from the Partnership by giving notice to the other Partners.”

                   (s)     Section 11.3(a) is hereby amended to delete the phrase “or the Operating Partnership Agreement.”

                   (t)     Section 11.3(d) is hereby amended to change the term “1/99th” to “2/98ths” and to change the term “1%” to “2%” both places it appears.

                   (u)     Article XVI is hereby amended to add the following immediately after Section 16.10:

“Section 16.11 Amendments to Reflect GP Reorganization Agreement. In addition to the amendments to this Agreement contained in the GP Reorganization Agreement and notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be deemed to be further amended and modified to the extent necessary, but only to the extent necessary, to carry out the purposes and intent of the GP Reorganization Agreement.”

        5.3     Restatement of Partnership Agreements. Each of the partners of the MLP and the OLP that is a party hereto agrees to execute and deliver an amended and restated version of each of the MLP Partnership Agreement and the OLP Partnership Agreement to which it is a party incorporating the amendments to such agreement adopted by this Agreement together with such other amendments intended to clarify the agreement as the general partner of such limited partnership determines as are appropriate and not having a material adverse effect on the limited partners of the partnership, and in the case of the MLP, the holders of outstanding Units therein.

ARTICLE VI

Miscellaneous

        6.1     Other Assurances. From time to time after the date hereof, and without any further consideration, each of the parties to this Agreement shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

        6.2     Costs. The MLP shall pay all expenses arising out of the contributions, assignments and deliveries to be made hereunder, including the expenses of amending the MLP Partnership Agreement and the OLP Partnership Agreement.

        6.3     Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

        6.4     No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

        6.5     Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

        6.6     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

        6.7     Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	ENTERPRISE PRODUCTS GP, LLC,
as general partner

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial
Officer

ENTERPRISE PRODUCTS OPERATING L.P.

By:	ENTERPRISE PRODUCTS GP, LLC,
as general partner

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial
Officer

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial
Officer

ENTERPRISE PRODUCTS OLPGP, INC.

By:	/s/ Michael A. Creel
Michael A. Creel
Executive Vice President and Chief Financial
Officer